Exhibit 99.1

FOR IMMEDIATE RELEASE

DYNEGY LENDERS AGREE TO REPRICE AND UPSIZE ITS TERM LOAN C

— Company to save approximately $100 million in interest expense over life of loan —

HOUSTON (January 17, 2017) —Dynegy Inc. (NYSE: DYN) will reprice its $2 billion Term Loan C, which will be incurred in connection with the pending ENGIE portfolio acquisition. The Company will also upsize the term loan by $224 million to refinance its existing Term Loan B due in 2020 and extend the maturity in respect thereof.

The transaction will reduce the interest rate margin on the term loan by 75 basis points to LIBOR +325 basis points. The LIBOR floor remains at 1.00%.

As a result, the Company expects interest savings over the life of the loan, which will mature seven years from the closing of the ENGIE acquisition, to total approximately $100 million. Expected interest savings in 2017 are estimated to be approximately $14 million.

The repricing will close substantially concurrently with, or promptly after, the ENGIE acquisition closing.

ABOUT DYNEGY

At Dynegy, we generate more than just power for our customers. We are committed to being a leader in the electricity sector. Throughout the Midwest and Northeast, Dynegy operates power generating facilities capable of producing more than 22,000 megawatts of electricity—or enough energy to power about 18 million American homes. We’re proud of what we do, but it’s about much more than just output. We’re always striving to generate power safely and responsibly for our wholesale and retail electricity customers who depend on that energy to grow and thrive.

FORWARD-LOOKING STATEMENT

This news release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning Dynegy’s expectations regarding interest savings, expenses and timing of closing. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the SEC). Specifically, Dynegy makes reference to, and incorporates herein by reference, the sections entitled “Risk Factors” in its 2015 Form 10-K and subsequent Forms 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by the following, among other things, (i) the repricing may involve unexpected costs or unexpected liabilities; and (ii) conditions to the closing of the ENGIE acquisition may not be satisfied. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts:

Media: David Onufer, 713.767.5800; Analysts: 713.507.6466